Cowen Declares Quarterly Dividend On Its
Series A Cumulative Perpetual Convertible Preferred Stock and Increases Common Stock Share Repurchase Authorization

NEW YORK — October 27, 2020 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its Board of Directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on November 16, 2020, to holders of record at the close of business on November 2, 2020.

Increased Buyback

The Cowen Board of Directors today also announced that it has approved an increase in the Company’s existing share repurchase program for its common stock. With this increase, the total now available for repurchase under the current plan is $25 million.

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
James.Farley@cowen.com